Exhibit 99.3

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Supplementary Materials to
EIX July 30, 2004 Investor Call

The following presentation contains estimates, projections, and other forward-looking statements that involve risks and uncertainties.  Actual results or outcomes could differ materially as a result of such important factors as the outcome of state and  federal regulatory proceedings affecting the restructuring of the electric utility industry, the impacts of new laws and regulations relating to industry restructuring and other matters affecting the Company and its subsidiaries, the effects of increased competition of the electric utility and other energy-related businesses, changes in electricity prices and fuel costs, new or increased environmental liabilities, risks of doing business in foreign counties, such as political changes and currency devaluations or other changes, construction and operation risks, and increases in financing costs, and other matters discussed in the Company’s filings pursuant to the Securities Exchange Act of 1934.

EME Earnings Supplement

	In Millions	Per EIX Share

2003 Net income	$20	$0.06

Excluded items
Discontinued Operations	(1)	—
Cumulative Change in Accounting	9	0.03
Midwest Generation peaker impairment	150	0.46
Brooklyn Navy Yard impairment	32	0.10
Gordonsville impairment	3	0.01
Gain on sale of Thailand project	(13)	(0.04)

2003 Net Income before excluded items	$200	$0.62	Change
			$(.19)-$(.29)
2004 Earnings guidance*	$107-$139	$.33 to $.43

Major changes between 2003 and 2004
2003 net income of investment in Four Star Oil & Gas sold in 2004	$(36)	(0.11)
Higher 2004 interest expense related to bridge-to-asset sale financing	(37)	(0.11)	(0.24)
Lower state tax benefits and other items, net	(6)	(0.02)

* Earnings guidance includes EME domestic and international operations excluding:

Collins lease termination charge	$(586)	$(1.80)
Gain on sale of investment in Four Star Oil & Gas	29	0.09
Brooklyn Navy Yard impairment	(2)	(0.01)
	$(559)	$(1.72)

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